Exhibit 8.1

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[McDermott Will & Emery LLP Letterheard]

January 18, 2006

Steel Dynamics, Inc.

6714 Pointe Inverness Way

Suite 200

Fort Wayne, IN 46804

Re:                               Steel Dynamics, Inc./Roanoke Electric Steel Corporation

Ladies and Gentlemen:

You have asked our opinion as to certain U.S. Federal income tax consequences of the merger (the “Merger”) of Roanoke Electric Steel Corporation, a Virginia corporation (“Company”) with and into RS Acquisition Corporation, an Indiana corporation (“Merger Subsidiary”), a direct wholly-owned subsidiary of Steel Dynamics, Inc., an Indiana corporation (“Parent”), pursuant to an Agreement and Plan of Merger made and entered into effective as of October 17, 2005 (the “Agreement”).  Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

In formulating our opinion, we have examined the Agreement, the Registration Statement on Form S-4 of Parent (the “Registration Statement”), and the Proxy Statement/Prospectus relating to the Agreement included therein (the “Proxy Statement”), to be filed with the Securities and Exchange Commission on the date hereof, and such other documents as we deem relevant for purposes of this opinion.  In addition, we have assumed with your consent that (i) the Merger will be consummated in the manner contemplated by the Registration Statement and the Proxy Statement and in accordance with the provisions of the Agreement and none of the terms and conditions contained therein have been or will be modified in any respect relevant to this opinion; (ii) the statements concerning the Merger set forth in the Registration Statement and the Proxy Statement, including the purposes of the parties for consummating the Merger, are true, accurate and complete and will continue to be true, accurate and complete through and as of the Effective Time; (iii) the representations made to us by Parent, Merger Subsidiary and the Company in connection with the Merger (in the form of officers’ certificates dated as of the date hereof (the “Officers’ Certificates”)) and delivered to us for purposes of this opinion are true, accurate and complete and will continue to be true, accurate and complete through and as of the

Effective Time; (iv) any representation or other statement in the Officers’ Certificates or the other documents referred to herein made “to the best of the knowledge” or similarly qualified is, and thereafter as relevant will be, in each case, correct without such qualification; (v) no actions have been (or will be) taken that are inconsistent with any representation or other statement contained in the Officers’ Certificates; (vi) each of the Company, Parent and the Merger Subsidiary will comply with all reporting obligations with respect to the Merger required under the Internal Revenue Code of 1986, as amended (the “Code”); (vii) the Agreement constitutes the legal, valid and binding obligation of the parties thereto and is enforceable in accordance with its terms; (viii) there are no other understandings or agreements between or among the parties to the Agreement that bear directly or indirectly on the Merger; and (ix) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

In rendering this opinion, with your permission, we have not undertaken any independent investigation or verification of any fact or matter set forth in any documents or materials or any assumption upon which we have relied (including, without limitation, the assumptions set forth above), and we expressly disclaim any intent, undertaking, or obligation to make any such investigation or verification.  We are not aware, however, of any material facts or circumstances contrary to or inconsistent with any fact or matter set forth in any documents or materials or any assumption upon which we have relied.

Based upon the foregoing and subject to the exceptions, qualifications and limitations set forth herein, we are of the opinion that (i) for United States federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent, Merger Subsidiary and Company will be a party to such reorganization within the meaning of Section 368(b) of the Code; and (ii) the discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” insofar as it summarizes United States federal income tax law, is correct in all material respects as of the date hereof.

This opinion relates solely to the United States federal income tax consequences of the Merger and no opinion is expressed as to federal tax consequences, other than those related to United States federal income taxes, or the tax consequences under any foreign, state or local tax law.  This opinion is based on current United States federal income tax law and administrative practice in effect as of the date hereof.  It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts.  No ruling has been or will be sought from the IRS as to any United States federal income tax consequences of the Merger.  Accordingly, no assurance can be given that this opinion, if contested, would be sustained by a court.  Furthermore, the authorities on which we rely are subject to change either prospectively or retroactively, and any such change, or any variation or difference in the facts from those on which we rely and assume as correct, as set forth above, might affect the conclusions stated herein.  Nevertheless, by rendering this opinion, we undertake no responsibility to advise you as to any changes or new developments in United States federal income tax laws or the application or interpretation thereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  We also consent to the use of our name under the captions “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ McDermott Will & Emery LLP